As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181691

UNDER

THE SECURITIES ACT OF 1933

NORTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0314991
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 Exchange Street

Providence, Rhode Island 02903-2360

(401) 751-1600

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended & Restated

(Full Title of the Plan)

Kevin W. Donnelly

Senior Vice President, General Counsel and

Secretary

500 Exchange Street

Providence, Rhode Island 02903-2360

(401) 751-1600

(Name, Address and Telephone Number, including Area Code, for Agent for
Service)

Copies to:

Frederick S. Green, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Nortek, Inc., a Delaware corporation (the “Company”), removes from registration all shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company and all participations, registered under the following Registration Statement on Form S-8 filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•                  Registration Statement on Form S-8 (No. 333-181691), filed with the Commission on May 25, 2012, pertaining to the registration of 2,885,907 shares of Common Stock of the Company, relating to the Nortek, Inc. 2009 Omnibus Incentive Plan, as Amended & Restated.

On July 6, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Melrose Industries PLC, a public limited company incorporated under the laws of the United Kingdom and registered in England and Wales (“Melrose”), and Nevada Corp., a Delaware corporation and indirectly wholly-owned subsidiary of Melrose (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, indirectly wholly-owned by Melrose.  The Merger became effective at 2:15 a.m. ET (New York City time) on August 31, 2016 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than (i) shares held by the Company as treasury stock or held by Melrose or Purchaser immediately prior to the Effective Time and (ii) shares held by stockholders of the Company who validly exercised appraisal rights in accordance and full compliance with Delaware law with respect to such shares) was cancelled and converted into the right to receive $86.00 per share in cash, without interest thereon and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on August 31, 2016.

NORTEK, INC.

By:	/s/ Kevin W. Donnelly
	Name:	Kevin W. Donnelly
	Title:	Senior Vice President, General Counsel & Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.